LEHMAN BROTHERS INCOME FUNDS

Neuberger Berman GOVERNMENT MONEY FUND

LEHMAN BROTHERS INSTITUTIONAL LIQUIDITY FUNDS

Neuberger Berman TREASURY Fund

NEUBERGER BERMAN INSTITUTIONAL LIQUIDITY SERIES

Neuberger Berman Institutional Cash Fund
Neuberger Berman Prime Money Fund

605 Third Avenue
New York, New York 10158-0180

April 1, 2009

Neuberger Berman Management LLC
605 Third Avenue, 2nd Floor
New York, New York 10158-0180

Dear Ladies and Gentlemen:

Neuberger Berman Government Money Fund is a separate operating series of Lehman Brothers Income Funds; Neuberger Berman Institutional Cash Fund and Neuberger Berman Prime Money Fund are separate operating series of Neuberger Berman Institutional Liquidity Series; and Neuberger Berman Treasury Fund is a separate operating series of Lehman Brothers Institutional Liquidity Funds. Lehman Brothers Income Funds, Neuberger Berman Institutional Liquidity Series and Lehman Brothers Institutional Liquidity Funds are referred to herein individually as a “Trust”. Each separate operating series of a Trust is referred to herein individually as a “Fund”.

You hereby agree until the date noted on Schedule A (“Limitation Period”), to forgo current payment of fees and/or reimburse annual operating expenses of each Fund’s respective Class noted on Schedule A (excluding interest, taxes, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses, if any) (“Operating Expenses”), so that the Operating Expenses of each Fund’s respective Class are limited to the rate per annum, as noted on Schedule A, of that Class’ average daily net assets (“Expense Limitation”).

Each Fund agrees to repay you out of assets attributable to its respective Class noted on Schedule A for any fees forgone by you under the Expense Limitation or any Operating Expenses you reimburse in excess of the Expense Limitation, provided the repayments do not cause that Class’ total Operating Expenses to exceed the respective annual rate of average daily net assets as noted on Schedule A and the repayments are made within three years after the year in which you incurred the expense.

You understand that you shall look only to the assets attributable to the respective Class of the applicable Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of a Trust or class of the applicable Fund, nor any of a Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

This Agreement is made and to be performed principally in the State of New York, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York. Any amendment to this Agreement shall be in writing signed by the parties hereto. This Agreement supersedes any prior agreement with respect to the subject matter hereof.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

LEHMAN BROTHERS INCOME FUNDS,
on behalf of
NEUBERGER BERMAN GOVERNMENT FUND

By: /s/ Robert Conti

Title: President

LEHMAN BROTHERS INSTITUTIONAL LIQUIDITY FUNDS
on behalf of
NEUBERGER BERMAN TREASURY FUND

By: /s/ Robert Conti

Title: President

NEUBERGER BERMAN INSTITUTIONAL LIQUIDITY SERIES
on behalf of
NEUBERGER BERMAN INSTITUTIONAL CASH FUND
NEUBERGER BERMAN PRIME MONEY FUND

By: /s/ Robert Conti

Title: President

The foregoing Agreement is hereby accepted as of April 1, 2009

NEUBERGER BERMAN MANAGEMENT LLC

By:  /s/ Robert Conti

Title:  President

SCHEDULE A

Fund	Class	Limitation Period	Expense Limitation
Lehman Brothers Income Funds
Neuberger Berman Government Money Fund	Investor	10/31/2012	0.45%

Lehman Brothers Institutional Liquidity Funds
Neuberger Berman Treasury Fund	Institutional	03/31/2012	0.20%

Neuberger Berman Institutional Liquidity Series
Neuberger Berman Institutional Cash Fund	Trust	03/31/2012	0.41%
Neuberger Berman Prime Money Fund	Trust	03/31/2012	0.41%